Exhibit 99.1

Contacts: J. Jay Lobell Chief Executive Officer & Secretary Paramount Acquisition Corp. (212) 554-4522 jlobell@paramountbio.com	Stephanie Carrington / Elizabeth Scott The Ruth Group 646-536- 7017 / 7014 scarrington@theruthgroup.com escott@theruthgroup.com

Paramount Stockholders Approve Acquisition of Chem Rx

NEW YORK, NY, October 22, 2007—Paramount Acquisition Corp. (OTCBB: PMQC, PMQCU, PMQCW) (“Paramount”) announced today that its stockholders have approved the acquisition of all of the issued and outstanding stock of B.J.K. Inc., a New York corporation doing business as Chem Rx (the “Transaction”), at a special meeting held today in New York.  It is expected that the Transaction will close by Friday, October 26, 2007.

Of the 11,091,153 Paramount common shares of stock that were voted at the special meeting (representing approximately 93.2% of the shares entitled to vote on the Transaction), 10,393,068, or approximately 87.3% of the total shares outstanding, voted in favor of the Transaction.  A total of 697,085 shares issued in Paramount’s initial public offering voted against the Transaction, of which 637,075 elected to convert their shares into a pro rata portion of the IPO trust account.

In addition to approving the Transaction, Paramount’s stockholders approved certain changes to its certificate of incorporation relating to the Transaction, including changing Paramount’s name to “Chem Rx Corporation” upon the closing of the Transaction.  Paramount’s stockholders also approved Paramount’s 2007 Incentive Compensation Plan.

ABOUT CHEM RX

Founded more than 40 years ago, Chem Rx is a major, privately-owned long-term care pharmacy serving the New York City metropolitan area, as well as parts of New Jersey, upstate New York, and Pennsylvania.  Chem Rx’s client base includes skilled nursing facilities and a wide range of other long-term care facilities.  Chem Rx provides to more than 61,000 residents prescription and non-prescription drugs, intravenous medications, durable medical equipment items and surgical supplies. Chem Rx’s website address is www.chemrx.net.

ABOUT PARAMOUNT ACQUISITION CORP.

Paramount Acquisition Corp. is a special purpose acquisition corporation that was formed for the specific purpose of effecting a merger, capital stock exchange, asset acquisition, or other similar business combination with an operating business in the healthcare industry.  Paramount raised net proceeds of approximately $53 million through its initial public offering consummated in October 2005 and exercise of the over-allotment option, and has dedicated its attention since the offering to seeking and evaluating business combination opportunities.

Paramount Acquisition Corp. is an affiliate of Paramount BioSciences, LLC, which focuses primarily on the development of promising in-licensed drug candidates.  Founded in 1991 by Lindsay A. Rosenwald, M.D., Paramount BioSciences is a unique drug development and health care financial company that, with the assistance of its affiliated life sciences merchant bank, has created approximately 50 start-up companies over the past fifteen years, about half of those over the past four years alone.  Since its inception, Paramount BioSciences and its affiliated companies have been involved in the clinical development of more than seventy drug candidates — several of which have reached the market — and have over forty compounds in clinical development today.  Paramount BioSciences has extensive experience in all facets of the development of emerging life sciences companies and provides its portfolio companies a wide range of professional and financial support services.

Cautionary Statements

This press release contains forward-looking statements about Paramount, Chem Rx and their combined business after completion of the proposed business combination.  Forward-looking statements are statements that are not historical facts.  Such forward-looking statements are based upon the current beliefs and expectations of Paramount’s or Chem Rx’s management and are subject to risks and uncertainties that could cause actual results to differ from the forward-looking statements.  The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements:  compliance with government regulations; changes in legislation or regulatory environments; requirements or changes adversely affecting the health care industry, including changes in Medicare reimbursement policies; fluctuations in customer demand; management of rapid growth; intensity of competition; timing, approval and market acceptance of new product introductions; general economic conditions; geopolitical events and regulatory changes, as well as other relevant risks detailed in Paramount’s filings with the SEC, including its Annual Report on Form 10-KSB for the year ended December 31, 2006.  The information set forth herein should be read in light of such risks.  Paramount does not assume any obligation to update the information contained in this press release.